Filed pursuant to Rule 433
Dated November 28, 2006

Relating to
Pricing Supplement No. 155 dated November 28, 2006 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F

Floating Rate Senior Notes Due 2016
(Reopening)

Issuer:

Principal Amount:

Maturity Date:

Trade Date:

Original Issue Date (Settlement):

Interest Accrual Date:

Redemption at Maturity:

Optional Redemption Date(s)

Issue Price (Price to Public):

Agents’ Commission:

All-in Price:

Net Proceeds to Issuer:

Base Rate:

Spread (plus or minus):

Index Maturity:

Interest Payment Period:

Interest Payment Dates:

Initial Interest Rate:

Morgan Stanley

$300,000,000

October 18, 2016

November 28, 2006

December 1, 2006

October 18, 2006

100%

None

100.377%, plus accrued interest from and including October 18, 2006

0.45%

99.927%, plus accrued interest from and including October 18, 2006

$299,781,000, plus accrued interest from and including October 18, 2006

LIBOR Telerate

Plus 0.45%

Three months

Quarterly

Each January 18, April 18, July 18 and October 18, commencing January 18, 2007

As determined by the Calculation Agent based on the Base Rate on the second London banking day prior to the Interest Accrual Date.

Initial Interest Reset Date: Interest Reset Dates: Interest Reset Period: Interest Determination Dates: Specified Currency: Minimum Denomination: Business Day: CUSIP: ISIN: Issuer Ratings: Agents:

January 18, 2007

Each Interest Payment Date

Quarterly

The second London banking day prior to each Interest Reset Date

U.S. Dollars

$100,000 and integral multiples of $1,000 in excess thereof

New York

61746BDC7

US61746BDC72

Aa3 / A+ / AA-

Morgan Stanley & Co. and such other agents as shall be named in the above-referenced Pricing Supplement

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2006